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                                                                   EXHIBIT 10.16

                      SPONSORSHIP AND DEVELOPMENT AGREEMENT

      This Agreement is made as of August 6, 2004 (the "Effective Date") by and between TEKNIK DIGITAL ARTS INC., a Nevada corporation with offices at 7377 E. Doubletree Ranch Road, Suite 270, Scottsdale, Arizona 85258 ("TDA") and MICKELSON, INC. ("Mickelson"), c/o GAYLORD SPORTS MANAGEMENT, 14646 N. Kierland Blvd., Suite 230, Scottsdale, Arizona 85254 Attention: Steve Loy

                                    RECITALS

      TDA is in the business of developing and publishing interactive entertainment software products. TDA desires to have Mickelson assist in the development, endorsement and publicizing of TDA's golf-related software products.

      THEREFORE, TDA and Mickelson agree as follows:

1.    DEVELOPMENT, PRODUCTION, COMMERCIAL AND PUBLICITY SERVICES

      1.1 General. Mickelson agrees to cooperate, consult with and aid TDA in connection with the development of TDA's "Golf Product" (hereinafter defined) and the advertising, marketing and publicity thereof. As used herein, the term "Golf Product" shall mean any interactive entertainment software product related to the sport of golf which is produced and released during the "Term" (hereinafter defined in Section 5.1) and which may be published in multiple versions (e.g., versions for play on handheld mobile devices (including cell phones) for sale in any and all territories.

2.    GRANT OF RIGHTS; COOPERATION

      2.1 Publicity Rights. Mickelson hereby grants to TDA the following rights (the "Rights"):

            (a) the right to use and reuse Mickelson's name, voice, likeness, facsimile signature, personal statistics, biographical information and any reproduction or simulation thereof ("Mickelson's Likeness") in TDA's Golf Products and on packaging for TDA's Golf Products in any fashion, said grant of rights being limited to the world (the "Contract Territory")";

            (b) the right to use and reuse Mickelson's Likeness in TDA's general internal, non-public corporate promotional materials (such as TDA's Annual Report), corporate advertising and in other forms of publicity;

            (c) the right to use and reuse Mickelson's Likeness in and in connection with the marketing, advertising, promoting and publicizing of TDA's Golf Products, by any and all means now known or hereafter developed;

            (d) the exclusive right to use and reuse the results and proceeds of the in connection with TDA's Golf Products; and

            (e) with Mickelson's prior reasonable approval, the right to license to third parties any of the foregoing rights but only in connection with or directly related to the marketing and sale of TDA's Golf Products.

Mickelson agrees to cooperate in good faith with TDA in connection with TDA's exercise of the Rights in accordance with the terms of this Agreement.

      2.2 Limitations of License

            (a) The Rights granted in Section 2.1 above will only be used by TDA in connection with its Golf Products. TDA does not have the right to use the Rights in any product whatsoever released before or after the Term.

            (b) TDA shall not utilize Mickelson's Likeness in a manner that would constitute an endorsement of any product or service other than TDA's Golf Products.

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      2.3 Mickelson as Featured Player. TDA agrees that Mickelson will be the featured player on all packaging of and promotional materials related to, TDA's Golf Product,

      2.4 No Obligation to Use. Except as set forth in Section 2.3 above, the payment to Mickelson of the sums required under this Agreement shall fully discharge all obligations of TDA to use Mickelson's Likeness under this Agreement.

      2.5 Approvals. TDA agrees that no use of Mickelson's Likeness in connection with advertisements, promotions and other related/similar materials (specifically excluding, however, TDA's Golf Products) will be made hereunder unless and until the same has been approved by Mickelson in writing. Mickelson agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by TDA to have been approved hereunder if the same is not disapproved in writing within fourteen (14) days after receipt thereof. Mickelson agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that TDA will be advised of the specified grounds therefore. TDA agrees to protect, indemnify and save harmless Mickelson and Mickelson's agents, or either of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with, any advertising material furnished by, or on behalf of, TDA.

3.    EXCLUSIVITY

      3.1 Exclusivity Period. During the Term (the "Exclusivity Period"), Mickelson hereby represents, warrants and agrees that he will not: (i) render any services in commercials or advertisements on behalf of any computer game or videogame sports software product or service, or (ii) authorize the use of Mickelson's Likeness in connection with any computer game or videogame sports software product or service. These exclusivity obligations will not limit Mickelson's right to appear in any of the entertainment fields or in the entertainment portion of any television, film or video program; provided, however, that Mickelson may not appear in, or provide services in connection with, advertisements for any computer game or videogame sports products. Notwithstanding anything herein to the contrary, this Section 3.1 is specifically subject to the provisions of Section 2.2 above. Mickelson's obligations set forth in this Section 3.1, and as limited by Section 2.2, will be referred to elsewhere in this Agreement as the "Exclusivity Obligations". Notwithstanding anything herein to the contrary, TDA explicitly agrees that nothing herein shall preclude Mickelson from participating in, or in any way limit Mickelson's participation in, any current or future PGA PLAYERS and/or PGA TOUR group licensing arrangements.

4.    COMPENSATION

      4.1 Products. TDA will provide to Mickelson, free of all costs whatsoever (including without limitation, taxes, duties, shipping and/or handling fees) (a) fifty (50) copies each of TDA's "Phil Mickelson Golf" game mobile handheld devices promptly after TDA's release thereof and (b) fifty (50) copies of any other TDA products selected by Mickelson.

      4.2 Compensation for Rights and Services. TDA agrees to pay Mickelson, as a consideration for the Rights and Services,

            1)    250,000 Restricted common shares of TDA,

                  a. As of the date of this agreement, Company has sold stock at $2.50/share.

                  b.    Par Value is $.0001 per share

            2)    33% royalty of net TDA net sales price,

                  a. Handheld products 33% or $1 per subscription whichever is greater

            3) Option to convert annual royalties to TDA common stock at a $10 of stock for every $1 of Royalty converted

                  a. TDA stock conversion price based on the previous six month average daily price

                  b. Option is limited to 50% of TDA outstanding stock and if the option is exercised, it must be exercised when the agreement is in effect.

All payments due under this Agreement shall be made in the form of a check drawn to the order of "Phil Mickelson" and delivered to Mickelson's agent at the following address: Gaylord Sports Management, 14646 N. Kierland Blvd., Suite 230, Scottsdale, Arizona 85254, Attn: Steve Loy. Payments shall be made 15 days from the end of each quarter. Mickelson's net payment after any such charges or deductions shall equal the amount set forth above. Past

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due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1-1/2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less,

      4.3 Expenses. First-class round-trip air transportation, hotel room meal expenses, local limousine service and miscellaneous expenses (e.g., telephone and overnight courier charges) incurred by Mickelson and a guest designated by Mickelson will be paid by TDA or reimbursed by TDA to Mickelson where necessary in the performance of Mickelson's Services under this Agreement; provided, however, that such expenses are required and reasonable for a celebrity of Mickelson's stature.

5.    AUDIT

      5.1 Licensee shall keep accurate books of account and records at its principal place of business covering all transactions relating to the License granted herein. Mickelson shall have the right to engage an independent accounting firm to examine the Licensee's sales information and all other books and records necessary to establish the accuracy and timeliness of the royalty statements required hereunder. Such examination shall be at the premises of Licensee on ten (10) working days written notice and during normal business hours. The information provided to Mickelson by the accounting firm will be the net sales and the application of the appropriate royalty rate to calculate royalties due. The accounting firm shall be required to take reasonable steps to hold all Licensee information confidential. Details of the review and all work papers and related supporting data pertaining to the review will be held confidential by the accounting firm and will not be shown, divulged, or delivered directly or indirectly to Mickelson or any third party. The accounting firm shall be bound by a non-disclosure agreement in the form to be provided by Licensee to ensure compliance with this paragraph. The examination may be conducted not more than once a year. If it is determined that Licensee has made any Royalty underpayment which is greater than five percent (5%) for any Royalty Period, the Licensee shall reimburse Mickelson for the costs and expenses of such audit.

      5.2 Upon request by Mickelson, but not more than once each year, Licensee shall, at its own cost, furnish to Mickelson within thirty (30) days after such request a detailed statement, prepared by Licensee's Chief Financial Officer, setting forth the number of Products manufactured from the later of the commencement of this Agreement or the date of any previous such statement up to and including the date of Mickelson's request therefore and also setting forth the pricing information for all Products (including the number and description of the Products) shipped, distributed and sold by Licensee during the aforementioned time period.

      5.3 All books of account and records of Licensee covering all transactions relating to the Licensee shall be retained by the Licensee until at least two
(2) years after the expiration or termination of the Term for possible inspection by Mickelson.

6.    TERM

      6.1 Term. The term of this Agreement (the "Term"), shall commence on the Effective Date and terminate at the end of the Exclusivity Period (i.e., a three (3) year period commencing on the Effective Date).

      6.2 Post-Term Sales. Upon expiration of this Agreement, TDA shall cease all uses of the Rights and/or Mickelson's Likeness with respect to advertising, endorsing and/or promoting TDA, but TDA shall be free to continue to distribute and sell its Golf Products which incorporate Mickelson's likeness for up to 180 days after the expiration of the Term (although TDA may not use the Rights or Mickelson's Likeness to promote or advertise TDA or any of TDA's non-Golf Products when selling the Golf Products, nor can TDA highlight Mickelson's Likeness in its packaging or sales efforts); provided, however, that TDA shall have no such right of post-Term sales unless TDA is not in default of any of its obligations hereunder as of the date of expiration or termination.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS

      7.1 Representations and Warranties.

            (a)   Mickelson represents and warrants that:

                  (i) Mickelson has full right to enter into this Agreement and to perform all of his obligations hereunder without, to his knowledge, violating the legal or equitable rights of any person, firm or entity and that TDA shall not be under any obligation for the payment of any commissions or fees to any person, firm or

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                        entity on account of this Agreement, other than
                        advances, compensation, royalties and expenses expressly payable to Mickelson by TDA under this Agreement;

                  (ii) Mickelson will perform the Services in a professional and workmanlike manner, to the extent of Mickelson's professional abilities.

            (b)   TDA represents and warrants that:

                  (i) TDA has full right to enter into this Agreement and to perform all of its obligations hereunder without, to its knowledge, violating the legal or equitable rights of any person, firm or entity and that Mickelson shall not be under any obligation for the payment of any commissions or fees to any person, firm or entity related to or connected with TDA on account of this Agreement.

            (c) Notwithstanding anything herein to the contrary, TDA agrees that nothing contained herein shall be construed to convey to TDA any rights to use the trademarks, logos or uniform of the PGA TOUR ("PGA"), any other any other professional or amateur golf association (including any member players of such association) in conjunction with the rights granted hereunder. All rights to the use of such trademarks, logos or team identification must be acquired from the PGA or any other appropriate rights holder.

      7.2 Further Assurances and Execution of Documents. Mickelson will, if requested and reasonable, furnish affidavits and other appropriate documentation that may be required, in TDA's reasonable judgment and at TDA's expense, to comply with any applicable governmental or other regulations, broadcast clearance procedures, or sports/entertainment industry guidelines relating to product endorsement. Furthermore, Mickelson hereby agrees to execute any and all documents which are required by any guild or union having jurisdiction over any of the services to be provided by Mickelson under this Agreement.

      7.3 Confidential Information and Non-Disparagement. Neither party will disclose or use any confidential or proprietary information that such party obtains from or about the other or its products. Both parties agree that the existence and results of any arbitration held pursuant to this Agreement will be treated confidentially. Mickelson will not authorize or release advertising matter or publicity nor give interviews which make reference to the details of the material terms of this Agreement, without TDA's prior written approval, although Mickelson may, during interviews, respond, discuss and comment in a non-disparaging manner that Mickelson is associated with TDA and its Golf Products.

8.    OWNERSHIP OF PROPRIETARY RIGHTS

      8.1 All right, title and interest in and to TDA's Golf Products shall be and remain the absolute property of TDA forever (it being understood that after the Term TDA may continue to manufacture, promote, sell and/or distribute its other golf interactive entertainment sports products which are separate and distinct from the Golf Products incorporating Mickelson's Likeness on the packaging without being subject to any of the limitations or restrictions herein, provided that the Rights are not (directly or indirectly) utilized by or incorporated in such other golf interactive sports products. All right, title and interest in and to the Results and Proceeds and to the Advertising Materials (as defined below) shall be and remain the absolute property of TDA forever (but which may only be used during the Term and, subject to the limitations and conditions set forth in this Agreement, thereafter). Without limiting the foregoing, TDA shall, during the Term (and subject to the limitations and conditions on the Rights as set forth in this Agreement, thereafter) have the full and complete right to revise, telecast, broadcast, use, distribute, reproduce, record, publish, print, license, copyright and exhibit the contents of any Results and Proceeds, the Golf Products and any Advertising Materials and any versions or revisions thereof and, in TDA's sole discretion, the Results and Proceeds, the Golf Products and Advertising Materials may be make by any process, instrumentation or device now known or hereafter developed and may be made or adapted for use in any and all media now known or hereafter developed (although it is acknowledged and agreed by TDA that multi-media usage (except, of course, as incorporated into TDA's Golf Products) shall be strictly limited to advertising) provided that any and all such uses are directly related to the marketing, development and sale of TDA's Golf Products. Mickelson further acknowledges that TDA may adapt and use, and protect by any means including registration with the appropriate authorities, a trademark or trade name incorporating Mickelson's Likeness, and that Mickelson shall, until after the Term, have no right, title or interest in or to any such trademark, trade name or related goodwill. As used in this

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Agreement, "Advertising Material" means any commercials, print materials, copy, advertising, promotional and publicity materials published under this Agreement which include or make reference to Mickelson's Likeness and all elements thereof.

      8.2 Notwithstanding anything herein to the contrary, TDA agrees not to remove, airbrush or otherwise alter the trademarks and logos of Mickelson's equipment manufacturer (currently Mission) from the packaging of TDA's Golf Products and/or the Advertising Materials, provided that, upon TDA's written request, Mickelson secures for TDA, at no cost to TDA, all necessary written permissions or grants of rights from any such equipment manufacturer or third party.

9.    INDEMNITY

      9.1 By TDA. TDA shall indemnify and hold harmless Mickelson, Mickelson's agent, and Mickelson's heirs, executors and legal representatives from and against any and all damages, costs, judgments, penalties and expenses of any kind (including reasonable legal fees and disbursements) which may be obtained against, imposed upon or suffered by any of them as a result of (a) any claims or representations made by Mickelson in any Advertising Materials produced or used by TDA hereunder, (b) TDA's default, breach, negligence, errors and/or misconduct hereunder, and/or (c) any claim arising from any third party's use or association with TDA's products.

10.   GENERAL

      10.1 Taxes. Mickelson represents and warrants that, in performing its obligations under this Agreement, Mickelson does so as an independent contractor and, without limiting the foregoing. Mickelson assumes exclusive responsibility for the collection and payments of all employer and employee contributions and taxes under all applicable laws now in effect or hereafter enacted and Mickelson further agrees to file any returns or reports necessary in connection therewith. TDA shall have the right to deduct from any amounts payable hereunder such portion thereof as are required to be deducted under applicable statute, regulation, treaty or other law, and Mickelson shall promptly execute and deliver to TDA such forms and other documents as may be required in connection therewith. Notwithstanding anything herein to the contrary, it is agreed and acknowledged that TDA remains liable for the payment of all pension and health welfare contributions required of any guild or labor organization (e.g., SAG, AFTRA, etc.).

      10.2 Notices. All notices and statements hereunder required to be given to TDA shall be sent to TDA at its address stated at the beginning of this Agreement, to the attention of the General Counsel, and all notices to Mickelson shall be sent to Mickelson at the address stated at the beginning of this Agreement, unless either party notifies the other party in writing if a change of address in accordance with the provisions of this Section. Notices are deemed to be received by the addressee of the notice on the earlier or the date the notice is actually delivered to the addressee and: (i) three (3) days after the notice is sent by certified mail, postage prepaid, return receipt requested;
(ii) the next business day after the notice is sent by confirmed fax transmission; or (iii) on the date of guaranteed delivery if the notice is sent by recognized national or international express courier.

      10.3 Right of Offset. Notwithstanding any provision contained in this Agreement, neither party will be prohibited from exercising any right of offset that may be available at law.

      10.4 Governing Law. This Agreement will be deemed entered into in Arizona and will be governed by and interpreted in accordance with the internal substantive laws of the State of Arizona without reference to conflicts of law provisions.

      10.5 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all prior agreements and understandings, whether oral or written, are hereby superseded in their entirety. No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by the party sought to be charged therewith.

      10.6 Assignment. This Agreement may be assigned by Mickelson and TDA with the other party's prior written approval. Except with Mickelson's prior written approval, this Agreement may not be assigned by TDA: (i) in connection with a merger, a sale of all or substantially all of the assets of TDA or other similar corporate reorganization, or the sale of substantially all of TDA's rights to all of its Golf Products; or (ii) to an affiliated, parent, subsidiary, related company (or in the case of the production of Advertising Materials to an

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advertising agency representing TDA) so as to effectuate the intent of this
Agreement and the subject matter hereof, although TDA will continue to be liable for all financial obligations hereunder.

      10.7 Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision will be enforced to the extent permissible and the remaining provisions of this Agreement will not be affected.

      10.8 Attorney's Fees. In any suit, arbitration or other proceeding under this Agreement, the prevailing party will be entitled to recover its reasonable fees and expenses of attorneys and other professionals, including all fees and expenses of appeal and enforcement.

      10.9 Liability. In no event (including, but not limited to, Mickelson's default hereunder) shall Mickelson be liable to TDA (or any entity claiming through TDA) for any amount in excess of the amounts actually received by Mickelson hereunder, excluding the reimbursement of expenses. Under no circumstances will Mickelson be liable to TDA or any other entity for any special, consequential, indirect, exemplary and/or punitive damages, or for loss of good will or business profits.

      10.10 Applicable Law and Disputes. This Agreement shall be governed by the laws of the State of Arizona applicable to agreements fully executed and performed therein. Any claims arising hereunder or relating hereto shall be prosecuted only in the appropriate court of the State of Arizona or in the applicable United States District Court and neither party shall make any claim or demand in any other jurisdiction forum. Each party waives its right to a trial by jury and agrees to the jurisdiction of the judge in the appropriate court as governed by the State of Arizona. The parties consent to the personal jurisdiction of such courts and to the service of process by mail.

      10.11 Force Majeure. If at any time during this Agreement, Mickelson or TDA is prevented from or hampered or interrupted or interfered with in any manner whatever in fully performing their respective duties hereunder by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid), act of God, earthquake, flood, fire, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including, but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention or military forces, act of public enemy, embargo, delay of a common carrier, inability without fault of such party to obtain sufficient material, labor. transportation, power or other essential commodity required in the conduct of business; or by reason of any event beyond any of the foregoing parties' reasonable control (e.g., illness, family emergency, etc.); or by reason of any other cause or causes of any similar nature (all of the foregoing being herein referred to as an "event of force majeure"), then the applicable party's obligations hereunder shall be suspended as often as any such event of force majeure occurs and during such periods of time as such events of force majeure exist and such non-performance shall not be deemed to be a breach of this Agreement.

      10.12 Reservation of Rights. All rights not herein specifically granted to TDA shall remain the property of Mickelson to be used in any manner Mickelson deems appropriate. TDA understands that Mickelson has reserved the right to authorize others to use Mickelson's Likeness within the Contract Territory and during the Term in connection with all tangible and intangible items and services other than TDA's Golf Products as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Effective Date by signing below:

TEKNIK DIGITAL ARTS INC.                   MICKELSON, INC.

By: /s/ John Ward                          By: /s/ Phil Mickelson
    --------------------------                 ------------------------
    Name: John Ward                            Name: Phil Mickelson
    Title: Chairman                            Title:
    Date: August 6, 2004                       Date: August 6, 2004

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                                    AMENDMENT

4.    COMPENSATION

      4.1 Products. TDA will provide to Mickelson, free of all costs whatsoever (including without limitation, taxes, duties, shipping and/or handling fees) (a) fifty (50) copies each of TDA's "Phil Mickelson Golf" game for Sony Play Station or X Box and for PC-CD promptly after TDA's release thereof and (b) fifty (50) copies of any other TDA products selected by Mickelson.

      4.2 Compensation Rights and Service. TDA agrees to pay Mickelson, as a consideration for the Rights and Services:

      1)    250,000 Restricted common shares of TDA,

            a. As of the date of this agreement, Company has sold stock at $2.50/share.

            b.    Par Value is $.0001 per share

      2)    33% royalty of net TDA net sales price,

            a. Handheld products 33% or $1 per subscription whichever is greater

      3) Option to convert annual royalties to TDA common stock at a $10 of stock for every $1 of Royalty converted

            a. TDA stock conversion price based on the previous six month average daily price.

            b. Option is limited to 250,000 SHARES of TDA common stock and if the option is exercised, it must be exercised when the agreement is in effect.

            c. WARRANT TO PURCHASE 500,000 SHARES OF TDA COMMON STOCK AT $1 PER SHARE. THIS WARRANT HAS REGISTRATION RIGHTS.

            d.    This one-time option would cease all future royalties.

All payments due under this Agreement shall be made in the form of a check drawn to the order of "Phil Mickelson" and delivered to Mickelson's agent at the following address: Gaylord Sports Management, 14646 N. Kierland Blvd., Suite 230, Scottsdale, Arizona 85254, Attn: Steve Loy. Payments shall be made 15 days from the end of each quarter. Mickelson's net payment after any such charges or deductions shall equal the amount set forth above. Past due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1-1/2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

      4.3 Expenses. First-class round-trip air transportation, hotel room meal expenses, local limousine service and miscellaneous expenses (e.g., telephone and overnight courier charges) incurred by Mickelson and a guest designated by Mickelson will be paid by TDA or reimbursed by TDA to Mickelson where necessary in the performance of Mickelson's Services under this Agreement provided, however, that such expenses are required and reasonable for a celebrity of Mickelson's stature.

                                         This Section Amended: December 10, 2004

                                                                      /s/ PM
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                                                                      /s/ RSL
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